The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2017

Pricing Supplement No. 2017—USNCH0435 to Product Supplement No. EA-02-05 dated October 14, 2016,

Underlying Supplement No. 5 dated October 14, 2016, Prospectus Supplement and Prospectus each dated October 14, 2016

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-214120 and 333-214120-03

Dated March-----, 2017

Citigroup Global Markets Holdings Inc. $---- Step Down Trigger Autocallable Notes

Linked to Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Due On or About March 20, 2020

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

Step Down Trigger Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “underlying”). If the closing price of the underlying is greater than or equal to the initial underlying price on one of the first two valuation dates, or greater than or equal to the downside threshold on the final valuation date, we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate. The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum. However, if by maturity the notes have not been called and the closing price of the underlying is less than the downside threshold on the final valuation date, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment.

Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the underlying or the stocks held by the ETF. The notes do not pay interest. The contingent repayment of the stated principal amount plus a call return applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features

❑      Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing price of the underlying is greater than or equal to the initial underlying price on one of the first two valuation dates (beginning one year after issuance) or greater than or equal to the downside threshold on the final valuation date. The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors will have full downside market exposure to the underlying at maturity.

❑      Downside Exposure — If you hold the notes to maturity and the notes have not been called on any valuation date, including the final valuation date, that will necessarily mean that the closing price of the underlying is less than the downside threshold on the final valuation date and we will pay you less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative underlying return. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date Settlement date Valuation dates[2] (See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5) Final valuation date[2] Maturity date	March 17, 2017 March 22, 2017 March 19, 2018, March 18, 2019 and the final valuation date March 17, 2020 March 20, 2020
[1] Expected [2] See page PS-5 for additional details

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the underlying. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY NOTES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Step Down Trigger Autocallable Notes Linked to Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF. Any payment on the notes will be determined by the performance of the underlying. The call return rate, initial underlying price and downside threshold will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlying	Call Return Rate	Initial Underlying Price	Downside Threshold	CUSIP/ISIN
Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (Ticker: XOP) (the “ETF”)	8.15% to 9.15% per annum	$	$ , which is 65% of the initial underlying price	17325E739 / US17325E7397

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.25	$9.75
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.273, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.25 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.75 per note. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.75 per note. UBS will receive an underwriting discount of $0.25 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “Delisting of Company Shares,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for October 14, 2016 on the SEC website):

♦	Product Supplement No. EA-02-05 dated October 14, 2016:

https://www.sec.gov/Archives/edgar/data/200245/000095010316017113/dp69492_424b2-par.htm

♦	Underlying Supplement No. 5 dated October 14, 2016:

https://www.sec.gov/Archives/edgar/data/200245/000095010316017120/dp69493_424b2-us5.htm

♦	Prospectus Supplement and Prospectus each dated October 14, 2016:

https://www.sec.gov/Archives/edgar/data/200245/000119312516738765/d271357d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Step Down Trigger Autocallable Notes Linked to Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-6 of this pricing supplement, “The SPDR® S&P® Oil & Gas Exploration & Production ETF” beginning on page PS-12 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Fund Descriptions—The SPDR® S&P® Industry ETFs” beginning on page 146 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the closing price of the underlying will be greater than or equal to the initial underlying price on one of the first two specified valuation dates or will be greater than or equal to the downside threshold on the final valuation date.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date on which the closing price of the underlying is greater than or equal to the initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the call return, regardless of the potential appreciation of the underlying, which could be significant.

♦   You would be willing to invest in the notes if the call return rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual call return will be set on the trade date).

♦   You are willing to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek current income from your investment and are willing to forgo the dividends paid on the underlying or the stocks included in or held by the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You do not believe the closing price of the underlying will be greater than or equal to the initial underlying price on any one of the specified valuation dates, or you believe the closing price of the underlying will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You do not understand or accept the risks associated with the underlying.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦    You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the call return.

♦    You would be unwilling to invest in the notes if the call return rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual call return will be set on the trade date).

♦    You are unwilling to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦    You are unable or unwilling to hold notes that will be called on the earliest valuation date on which the closing price of the underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately three years, unless called earlier
Trade date[1]	March 17, 2017
Settlement date[1]	March 22, 2017
Final valuation date[1,2]	March 17, 2020
Maturity date[1]	March 20, 2020
Underlying[1]	The shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (Ticker: XOP)
Automatic call feature

The notes will be automatically called if the closing price of the underlying is greater than or equal to the initial underlying price on the first or second valuation date or greater than or equal to the downside threshold on the final valuation date.

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

Valuation dates[1,2]	March 19, 2018 March 18, 2019 March 17, 2020 (the “final valuation date”).
Call settlement dates	Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date.
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on a fixed call return rate of 8.15% to 9.15% per annum (the actual call return rate will be set on the trade date).

See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called, the final underlying price will therefore necessarily be less than the downside threshold on the final valuation date, and we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price

Downside threshold[3]	-----, 65.00% of the initial underlying price
Initial underlying price[3]	The closing price of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
Investment Timeline

Trade date	The closing price of the underlying (the initial underlying price) is observed, the downside threshold is set and the call return rate is determined.

Annually, beginning March 19, 2018 (if not previously called)

The notes will be automatically called if the closing price of the underlying is greater than or equal to the initial underlying price on the first or second valuation date or greater than or equal to the downside threshold on the final valuation date.

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously called)

The final underlying price is observed on the final valuation date.

If the notes have not been automatically called, the final underlying price will therefore necessarily be less than the downside threshold, and we will pay you an amount in cash per note that is less than the stated principal amount, and possibly zero, at maturity, resulting in a loss proportionate to the decline of the underlying, equal to:

$10.00 + ($10.00 × underlying return)

____________________

[1] Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

[2] Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

[3] Subject to adjustment upon the occurrence of any of the events described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

 Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Return (Per $10 stated principal amount. Based on a call return rate of 8.15% to 9.15% per annum. The actual call return rate will be set on the trade date.)	Call Price (Per $10 stated principal amount)
March 19, 2018	8.15% to 9.15% of the stated principal amount	$10.815 to $10.915
March 18, 2019	16.30% to 18.30% of the stated principal amount	$11.630 to $11.830
March 17, 2020 (the “final valuation date”)	24.45% to 27.45% of the stated principal amount	$12.445 to $12.745

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the underlying and, if the notes are not automatically called, will depend on the extent to which the final underlying price is less than the downside threshold. If the notes are not automatically called on any of the valuation dates, which necessarily means that the final underlying price is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes at maturity or upon earlier automatic call is limited to the call return, which will only be received if the notes are called. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as one year after the settlement date, you may not receive the call return associated with a later valuation date. You will not participate in any potential appreciation of the underlying even though you may be subject to its full downside performance. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	The repayment of principal plus a call return is contingent, and you will have full downside exposure to the underlying if the final underlying price is less than the downside threshold — If the notes are not automatically called on one of the first two valuation dates and, on the final valuation date, the closing price of the underlying is less than the initial underlying price but greater than the downside threshold, you will receive your stated principal amount plus the call return at maturity notwithstanding that the underlying price has declined from the initial underlying price. However, if the final underlying price is below the downside threshold, the contingent repayment of principal plus a call return will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. The notes will have full downside exposure to the decline of the underlying if the final underlying price is below the downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent repayment of principal plus a call return applies only if you hold the notes to maturity. If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the price of the underlying is greater than the downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying. Moreover, unlike a direct investment in the underlying, the appreciation potential of the notes is limited, as described above.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing price of the underlying solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing price of the underlying only on the valuation dates. You will not receive the stated principal amount of your notes at maturity if the closing price of the underlying on the final valuation date is less than the downside threshold, even if the closing price of the underlying is greater than the downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing price of the underlying is greater than or equal to the initial underlying price on any valuation date prior to the final valuation date, even if the closing price of the underlying is less than the initial underlying price on other days during the term of the notes. Because the performance of the notes depends on the closing price of the underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing price of the underlying, particularly around the valuation dates. You should understand that the price of the underlying has historically been highly volatile. See “The SPDR® S&P® Oil & Gas Exploration & Production ETF” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring annually during the term of the notes, the notes will be automatically called if the closing price of the underlying on that valuation date is greater than or equal to the initial underlying price. Thus, the term of the notes may be limited to as short as one year. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying, the dividend yield on the underlying and the stocks held by the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Investing in the notes exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry. The stocks included in the index underlying the ETF and that are generally tracked by the ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

♦	employment levels and job growth;

♦	worldwide and domestic supplies of, and demand for, oil and gas;

♦	the cost of exploring for, developing, producing, refining and marketing oil and gas;

♦	consumer confidence;

♦	changes in weather patterns and climatic changes;

♦	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

♦	the price and availability of alternative and competing fuels;

♦	domestic and foreign governmental regulations and taxes;

♦	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

♦	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the underlying to decline during the term of the notes.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or the stocks held by the ETF or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks held by the ETF and other financial instruments related to the underlying or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETF or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	Even if the ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the ETF pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes may become linked to an asset other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the ETF enters into a merger agreement that provides for holders of the underlying to receive shares of another entity, the shares of such other entity will become the underlying for all purposes of the notes upon consummation of the merger. Additionally, if the underlying is delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment is not required to be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the ETF that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the initial underlying price or the downside threshold upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of the underlying if the underlying is delisted or the ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the underlying may not completely track the performance of the index underlying the ETF or the net asset value per share of the ETF — The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect transaction costs and fees of the ETF that are not included in the calculation of the index underlying the ETF. In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF. All of these factors may lead to a lack of correlation between the performance of the underlying and the ETF’s underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying and the ETF’s underlying index. Finally, because the underlying is traded on NYSE Arca, Inc. and is subject to market supply and investor demand, the market value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying. As a result, under these circumstances, the market value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the underlying, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

♦	Changes made by the investment adviser to the ETF or by the sponsor of the index underlying the ETF may adversely affect the underlying — We are not affiliated with the investment adviser to the ETF or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Even if the treatment of the notes as prepaid forward contracts is respected, a note may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the notes should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the notes will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the notes should not be subject to withholding under Section 871(m). If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	Approximately 3 years (unless earlier called)
Hypothetical initial underlying price:	$40.00
Hypothetical downside threshold:	$26.00 (which is 65% of the hypothetical initial underlying price)
Hypothetical call return rate:	8.15% per annum
Valuation dates:	Valuation dates will occur annually as set forth on page PS-5 in this pricing supplement.

*(i) The hypothetical call return rate per annum may not represent the actual call return rate per annum and (ii) the hypothetical initial underlying price and downside threshold may not represent the actual initial underlying price and downside threshold, respectively, applicable to the notes.  The actual call return rate, initial underlying price and downside threshold for the notes will be determined on the trade date.

Example 1 — Notes are Called on the First Valuation Date

Closing price on first valuation date:	$50.00 (greater than or equal to initial underlying price, notes are called)
Call price (per $10.00 stated principal amount):	$10.815

Because the notes are called on the first valuation date, we would pay you on the applicable call settlement date a total call price of $10.815 per $10.00 stated principal amount (an 8.15% total return on the notes).

Example 2 — Notes are Called on the Final Valuation Date; the Final Underlying Price is Greater Than the Downside Threshold

Closing price on first valuation date:	$30.00 (less than initial underlying price, notes NOT called)
Closing price on second valuation date:	$35.00 (less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$37.00 (greater than the downside threshold, notes called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $2.445 $12.445

Because the final underlying price is greater than the downside threshold on the final valuation date, the notes are called and we would pay you at maturity a total of $12.445 (the $10.00 stated principal amount plus the call return of 24.45%).

Example 3 — Notes are NOT Called and the Final Underlying Price is Less Than the Downside Threshold on the Final Valuation Date

Closing price on first valuation date:	$25.00 (less than initial underlying price, notes NOT called)
Closing price on second valuation date:	$25.00 (less than initial underlying price, notes NOT called)
Closing price on final valuation date:	$12.00 (less than initial underlying price and downside threshold, notes NOT called)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + ($10.00 × underlying return) $10.00 + (–$7.00) $3.00

Because the notes are not called and the final underlying price is less than the downside threshold on the final valuation date, we would pay you at maturity a total of $3.00 per $10.00 stated principal amount (a 70.00% loss on the notes).

 The SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “ETF underlying Index”). The ETF is managed by SsgA Fund Management Inc. (“SSgA FM”), an investment advisor to the ETF, and the SPDR® Series Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by The SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® S&P® Oil & Gas Exploration and Production ETF trades on the NYSE Arca under the ticker symbol “XOP.”

We have derived all disclosures contained in this pricing supplement regarding the underlying from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, SSgA FM. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying.

Please refer to the section “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P® Oil & Gas Exploration and Production ETF.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the underlying from January 2, 2008 through March 2, 2017. The closing price of the underlying on March 2, 2017 was $37.95. The initial underlying price will be the closing price of the underlying on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the underlying has experienced significant fluctuations. The historical performance of the underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the underlying during the term of the notes. We cannot give you assurance that the performance of the underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the underlying will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the underlying.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$55.83	$44.79	$0.033
4/1/2008	6/30/2008	$71.31	$54.44	$0.030
7/1/2008	9/30/2008	$70.93	$42.68	$0.054
10/1/2008	12/31/2008	$43.38	$22.97	$0.063
1/2/2009	3/31/2009	$33.48	$23.41	$0.083
4/1/2009	6/30/2009	$38.25	$27.54	$0.059
7/1/2009	9/30/2009	$39.61	$28.51	$0.149
10/1/2009	12/31/2009	$43.36	$36.91	$0.075
1/4/2010	3/31/2010	$44.07	$39.22	$0.027
4/1/2010	6/30/2010	$45.82	$38.57	$0.055
7/1/2010	9/30/2010	$42.85	$38.05	$0.043
10/1/2010	12/31/2010	$52.71	$42.18	$0.073
1/3/2011	3/31/2011	$64.50	$52.75	$0.324
4/1/2011	6/30/2011	$64.97	$54.71	$0.037
7/1/2011	9/30/2011	$65.24	$42.80	$0.073
10/3/2011	12/30/2011	$57.56	$39.99	$0.155
1/3/2012	3/30/2012	$61.34	$52.67	$0.114
4/2/2012	6/29/2012	$57.85	$45.20	$0.107
7/2/2012	9/28/2012	$59.35	$48.73	$0.000
10/1/2012	12/31/2012	$57.38	$50.69	$0.113
1/2/2013	3/28/2013	$62.10	$55.10	$0.494
4/1/2013	6/28/2013	$62.61	$54.71	$0.000
7/1/2013	9/30/2013	$66.47	$58.62	$0.317
10/1/2013	12/31/2013	$72.74	$65.02	$0.084

1/2/2014	3/31/2014	$71.83	$64.04	$0.136
4/1/2014	6/30/2014	$83.45	$71.19	$0.162
7/1/2014	9/30/2014	$82.08	$68.83	$0.167
10/1/2014	12/31/2014	$66.84	$42.75	$0.208
1/2/2015	3/31/2015	$53.94	$42.55	$0.156
4/1/2015	6/30/2015	$55.63	$46.43	$0.185
7/1/2015	9/30/2015	$45.22	$31.71	$0.183
10/1/2015	12/31/2015	$40.53	$28.64	$0.143
1/4/2016	3/31/2016	$30.96	$23.60	$0.086
4/1/2016	6/30/2016	$37.50	$29.23	$0.073
7/1/2016	9/30/2016	$39.12	$32.75	$0.081
10/3/2016	12/31/2016	$43.42	$34.73	$0.075
1/3/2017	3/2/2017*	$42.21	$37.86	$0.000
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2017 includes data for the period from January 3, 2017 through March 2, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the performance of the underlying from January 2, 2008 to March 2, 2017. The closing price of the underlying on March 2, 2017 was $37.95. We obtained the closing prices of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a note should be long-term capital gain or loss if you held the note for more than one year.

Even if the treatment of the notes as prepaid forward contracts is respected, your purchase of a note may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the notes. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to the underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be supplemented and superseded in the final pricing supplement or as may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.25 for each note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.75 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.25 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing price of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

 Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 8.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a notes exchange and you may not be able to sell them prior to maturity.”

 Additional Terms of the Notes

The section “Description of Debt Securities—Covenants—Limitations on Mergers and Sales of Assets” in the accompanying prospectus shall be amended to read in its entirety as follows:

The indenture provides that neither Citigroup Global Markets Holdings nor Citigroup will merge or consolidate with another entity or sell other than for cash or lease all or substantially all its assets to another entity, except, in the case of Citigroup, if such lease or sale is to one or more of its Subsidiaries, unless:

♦	either (1) the Citi entity is the continuing entity, or (2) the successor entity, if other than the Citi entity, is a U.S. corporation, partnership or trust and expressly assumes by supplemental indenture the obligations of the Citi entity evidenced by the securities issued pursuant to the indenture; and

♦	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Sections 5.05 and 16.05).

Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

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